                                                                  EXHIBIT 3.2(c)


                         AMENDMENT NO. 2 TO BY-LAWS OF
                        MARQUETTE MEDICAL SYSTEMS, INC.
                (Formerly Known as Marquette Electronics, Inc.)
                         (As Adopted November 20, 1996)



          1. Article XI is hereby redesignated as Article XII and the following be and is hereby adopted as Article XI of the By-Laws, to-wit:

                                  "ARTICLE XI
                                  -----------
                             Conflicts of Interest
                             ---------------------

               1. A Director shall be considered to have a conflict of interest if:

               (a) The Director has existing or potential financial or other interests which impair or might reasonably appear to impair their independent, unbiased judgment in the discharge of their responsibilities to the Corporation.

               (b) Directors are aware that a member of their family (which for the purposes of this paragraph shall be a spouse, parents, siblings, children, and any other relative if the latter resides in the same household as the Director) has such existing or potential or other interests.

               (c) Any organization in which the Director (or member of their family) is an officer, director, employee, member, partner, trustee, or controlling stockholder has such existing or potential or other interests.

               2. The following guidelines exist in cases where a real or perceived conflict of interest exists:

               (a) The Director shall disclose to the Board any possible conflict of interest at the earliest practical time.

               (b) No Director shall vote on any matter under consideration at a Board or Committee meeting, in which such director has a conflict of interest.

               (c) The minutes of such meeting shall reflect that a disclosure was made and that the Director having a conflict of interest abstained from voting.

               (d) Any Director who is uncertain whether a conflict of interest may exist in any matter may request the Board or Committee to resolve the questions by majority vote."


          3. This Amendment shall be known as Amendment No. 2 to the Amended and Restated By-Laws of Marquette Medical Systems, Inc.

          4. In all other respects, the Amended and Restated By-Laws of Marquette Medical Systems, Inc., as adopted on January 8, 1996, and amended by Amendment No. 1 adopted May 21, 1996, shall remain in full force and effect.